SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934 (Amendment No.     )

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San Diego Gas & Electric Company and

Southern California Gas Company

(Name of Registrant as Specified In Its Certificate)

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SEMPRA ENERGY UTILITIES

SAN DIEGO GAS & ELECTRIC COMPANY

AND

SOUTHERN CALIFORNIA GAS COMPANY

NOTICE OF

ANNUAL MEETINGS OF SHAREHOLDERS

The Annual Meetings of Shareholders of the Sempra Energy Utilities, San Diego Gas & Electric Company and Southern California Gas Company, will be held on May 15, 2003 at 10:15 a.m. at the offices of Sempra Energy, 101 Ash Street, San Diego, California. SDG&E and SoCalGas are both indirect public utility subsidiaries of Sempra Energy.

Each Annual Meeting will be held for the following purposes:

(1)	To elect directors for the ensuing year.

(2)	To transact any other business that may properly come before the meeting.

Shareholders of record at the close of business on March 27, 2003 are entitled to notice of and to vote at the Annual Meeting of each utility of which they are a shareholder.

The Annual Meetings are business-only meetings. They will not include any presentations by management.

Shareholders of the Sempra Energy Utilities are invited to attend the Annual Meeting of Shareholders of Sempra Energy. It will be held on May 13, 2003 at 10:00 a.m. at The Sutton Place Hotel, 4500 McArthur Blvd., Newport Beach, California, and will include management presentations regarding the utilities.

Only shareholders are entitled to attend the Annual Meetings. Shareholders who own shares registered in their names will be admitted to the meetings upon verification of record share ownership. Shareholders who own shares through banks, brokerage firms, nominees or other account custodians must present proof of beneficial share ownership (such as a brokerage account statement) to be admitted.

SEMPRA ENERGY UTILITIES

SAN DIEGO GAS & ELECTRIC COMPANY

AND

SOUTHERN CALIFORNIA GAS COMPANY

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY.

The Sempra Energy Utilities, San Diego Gas & Electric Company (“SDG&E”) and Southern California Gas Company (“SoCalGas”), are providing this Information Statement in connection with their respective Annual Meetings of Shareholders to be held on May 15, 2003. It is being mailed to shareholders beginning April 7, 2003.

THE SEMPRA ENERGY UTILITIES

The Sempra Energy Utilities are indirect public utility subsidiaries of Sempra Energy. SDG&E is a direct subsidiary of Enova Corporation and SoCalGas is a direct subsidiary of Pacific Enterprises. Enova Corporation and Pacific Enterprises are both direct subsidiaries of Sempra Energy.

SDG&E’s principal executive offices are located at 8330 Century Park Court, San Diego, California. Its telephone number is (619) 696-2000.

SoCalGas’ principal executive offices are located at The Gas Company Tower, 555 West Fifth Street, Los Angeles, California. Its telephone number is (213) 244-1200.

OUTSTANDING SHARES AND VOTING RIGHTS

SDG&E

The SDG&E Board of Directors has fixed March 27, 2003 as the record date for determining the shareholders of SDG&E entitled to notice of and to vote at the SDG&E Annual Meeting. At that date, the outstanding shares of SDG&E consisted of 116,583,358 shares of Common Stock, 1,373,770 shares of Cumulative Preferred Stock and 2,990,000 shares of Preference Stock. All of the SDG&E Common Stock is owned by Enova Corporation, a subsidiary of Sempra Energy.

In electing directors, each share of Cumulative Preferred Stock is entitled to two votes and each share of Common Stock is entitled to one vote for each of the three director positions but cumulative voting is not permitted. In voting upon other matters, each share of Cumulative Preferred Stock is entitled to two votes and each share of Common Stock is entitled to one vote. Shares of Preference Stock do not have any voting rights with respect to the matters to be considered at the Annual Meeting.

The shares of SDG&E owned by Enova Corporation represent over 96% of the outstanding shares and over 97% of the votes entitled to be cast on the matters to be considered at the SDG&E Annual Meeting.

SoCalGas

The SoCalGas Board of Directors has fixed March 27, 2003 as the record date for determining the shareholders of SoCalGas entitled to notice of and to vote at the SoCalGas Annual Meeting. At that date, the outstanding shares of SoCalGas consisted of 91,300,000 shares of Common Stock, and 862,043 shares of Preferred Stock. All of the SoCalGas Common Stock and 50,970 shares of the Preferred Stock are owned by Pacific Enterprises, a subsidiary of Sempra Energy.

In electing directors, each share is entitled to one vote for each of the three director positions and shareholders will be entitled to cumulate votes if any shareholder gives notice at the meeting and prior to the voting of an intention to do so. If that notice is given, all shareholders may cast all of their votes for any one director candidate whose name has been placed in nomination prior to the voting or distribute their votes among two or more such candidates in such proportions as they may determine. In voting upon other matters considered at the Annual Meeting each share is entitled to one vote.

The shares of SoCalGas owned by Pacific Enterprises represent over 99% of the outstanding shares and the votes entitled to be cast on the matters to be considered at the SoCalGas Annual Meeting.

GOVERNANCE OF THE COMPANIES

Board of Directors

The business and affairs of the Sempra Energy Utilities are managed under the direction of their respective Boards of Directors in accordance with the California General Corporation Law as implemented by their respective Articles of Incorporation and Bylaws. Shareholders who wish to suggest qualified candidates for consideration as directors should write to the Corporate Secretary at the applicable address set forth under the caption “The Sempra Energy Utilities” in this Information Statement, stating in detail the qualifications of the suggested candidates.

During 2002, the Boards of Directors of SDG&E and SoCalGas held 10 meetings and 12 meetings, respectively. Neither board has any standing committees. Each director attended at least 75% of the meetings of the boards.

All of the directors of SDG&E and SoCalGas are also officers of each utility or Sempra Energy. They are not separately compensated for services as directors of the utilities.

INDEPENDENT AUDITORS

Representatives of Deloitte & Touche LLP, independent auditors for Sempra Energy and the Sempra Energy Utilities, are expected to be present at the Annual Meetings. They will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders.

The following table shows the fees paid to Deloitte & Touche LLP for services provided to the Sempra Energy Utilities for 2001 and 2002.

	SoCalGas		SDG&E
	2002	2001	2002	2001
Audit Fees	$559,000	$416,000	$610,000	$574,000
Audit-Related Fees	29,000	–0–	29,000	–0–
Tax Fees	–0–	–0–	3,764,000	80,000
Other Fees	–0–	–0–	–0–	–0–

Total Fees	$588,000	$416,000	$4,403,000	$654,000

The Boards of Directors of the Sempra Energy Utilities have concluded that the non-audit services provided by Deloitte & Touche LLP are consistent with maintaining their independence.

AUDIT REPORT

The Boards of Directors of the Sempra Energy Utilities reviewed the audited financial statements of the respective utilities for the year ended December 31, 2002, with management and Deloitte & Touche LLP, the independent auditors.

The boards have also discussed and reviewed with Deloitte & Touche LLP all the matters required to be discussed by Statement on Auditing Standards No. 61. They have also received and reviewed the written disclosures and the letters from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 and have discussed with Deloitte & Touche LLP their independence.

Based on this review and discussions, the SDG&E and SoCalGas Boards of Directors have directed that the audited financial statements of the respective utilities be included in their Annual Reports on Form 10–K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission.

BOARDS OF DIRECTORS

Edwin A. Guiles, Chairman

Frank H. Ault

Debra L. Reed

March 27, 2003

SHARE OWNERSHIP

All of the outstanding SDG&E Common Stock is owned by Enova Corporation and all of the outstanding SoCalGas Common Stock is owned by Pacific Enterprises. All of the outstanding Common Stock of both Enova Corporation and Pacific Enterprises is owned by Sempra Energy. None of the directors or officers of SDG&E or SoCalGas owns any preferred or preference shares of the utilities.

The following table sets forth the number of shares of Sempra Energy Common Stock beneficially owned at March 1, 2003 by each director, by each of the executive officers of the Sempra Energy Utilities named in the compensation tables of this Information Statement, and by all directors and executive officers of SDG&E and SoCalGas as a group. These shares, in the aggregate, represent less than 1% of Sempra Energy’s outstanding shares.

Sempra Energy Common Stock

Name	Current Beneficial Holdings	Shares Subject To Exercisable Options (A)	Phantom Shares (B)	Total
Frank H. Ault	43,678	125,335	2,653	171,666
James P. Avery (C)	15,707	33,250	1,674	50,631
Steven D. Davis	18,521	97,433	1,638	117,592
Edwin A. Guiles	89,884	350,345	23,747	463,976
Roy M. Rawlings	24,212	133,863	2,524	160,599
Debra L. Reed	45,595	269,055	11,139	325,789
Lee M. Stewart	38,348	240,135	4,288	282,771
SoCalGas Directors and Executive Officers as a group (9 persons)	348,622	1,505,202	52,146	1,905,970
SDG&E Directors and Executive Officers as a group (10 persons)	364,329	1,538,452	53,820	1,956,601

(A)	Shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable on or before May 15, 2003.
(B)	Represents deferred compensation deemed invested in phantom shares of Sempra Energy Common Stock. These shares cannot be voted or transferred but track the performance of Sempra Energy Common Stock.
(C)	Mr. Avery is an officer of SDG&E only.

Share ownership guidelines for Sempra Energy Common Stock have been established for SDG&E and SoCalGas officers to further strengthen the link between performance and compensation. The guidelines are:

Executive Level	Sempra Energy Share Ownership Guidelines
Chairman and Chief Executive Officer	3 x Base Salary
President	2 x Base Salary
Vice Presidents	1 x Base Salary

In setting the guidelines the boards considered then current share ownership levels and the desirability of encouraging further share ownership. The guidelines are expected to be met or exceeded within five years from their adoption in 1998. For purposes of the guidelines, shares owned include phantom shares into which compensation is deferred and the vested portion of certain in-the-money stock options as well as shares owned directly or through benefit plans.

Sempra Energy has approximately 175,000 shareholders. The only persons known to Sempra Energy to be the beneficial owner of more than 5% of its outstanding shares are AXA Financial, Inc. (1290 Avenue of the Americas, New York, New York 10104) and Barclays Global Investors, N.A. (45 Fremont Street, San Francisco, California 94105). On February 12, 2003, AXA Financial reported that it and related entities held 12,558,230 shares as to which they had sole dispositive power and 81,200 shares as to which they shared dispositive power, including 7,808,071 shares as to which they had sole voting power and 912,302 shares as to which they share voting power, a majority of which were held in unaffiliated third-party accounts managed by Alliance Capital Management, as investment adviser. On February 10, 2003 Barclays Global Investors reported that it and related entities held 11,902,730 shares as to which they had sole dispositive and voting power in trust accounts for the economic benefit of the beneficiaries of the accounts. The shares held by AXA Financial and Barclays Global Investors represent approximately 6% and 5.7%, respectively, of the outstanding Sempra Energy Common Stock.

Employee savings and stock ownership plans of Sempra Energy and its subsidiaries held 25,028,572 shares of Sempra Energy Common Stock (approximately 12% of the outstanding shares) for the benefit of employees at March 18, 2003.

ELECTION OF DIRECTORS

The Board of Directors of each Sempra Energy Utility consists of three directors. At the Annual Meeting of each utility, directors will be elected to hold office until the next Annual Meeting and until their successors have been elected and qualified. The three director candidates receiving the greatest number of votes will be elected as directors.

The names of the three nominees for election as directors and biographical information regarding each nominee are set forth below. Each has been nominated as a director of SDG&E and SoCalGas by the respective Boards of Directors of the two utilities and each is currently a director of both utilities. Each nominee is also an officer of both utilities or Sempra Energy. Unless otherwise noted, each nominee has held the position set forth beneath his or her name or various positions with the same or predecessor or affiliated organizations for at least the last five years.

Frank H. Ault, 58, has been a director since 2001. He is a Senior Vice President and the Controller of Sempra Energy. He is immediate past Chair of the Board of the San Diego Foundation and Chairman of the Board and Treasurer of the San Diego Regional Fire and Emergency Services Foundation.

Edwin A. Guiles, 52, has been a director since 2000. He is Chairman and Chief Executive Officer of both SDG&E and SoCalGas and Sempra Energy’s Group President – Sempra Energy Utilites. Mr. Guiles is a member of the boards of the California Chamber of Commerce and San Diego County YMCA. He formerly served as planning commissioner for the City of Chula Vista, and is a former director of the Arthritis Foundation, Wellness Communities and San Diego Economic Development Council.

Debra L. Reed, 46, has been a director since 2001. She is the President and Chief Financial Officer of SDG&E and SoCalGas. She is a director of Halliburton Company. She serves on the Board and Executive Committee of the San Diego Regional Economic Development Corporation and the Board of the Orange County Performing Arts Center. She is a member of the Board of Counselors of the University of Southern California College of Letters, Arts and Sciences. She previously served on the Board of the Los Angeles Chamber of Commerce and as a director of Dominguez Services Corporation.

REPORT ON EXECUTIVE COMPENSATION

Sempra Energy’s Board of Directors maintains a Compensation Committee, consisting of independent directors, that has established compensation principles and strategies for Sempra Energy and its subsidiaries and designed a compensation program for Sempra Energy executive officers. The committee also administers Sempra Energy’s base salary program, executive annual and long term incentive plans, and executive benefit programs.

Edwin A. Guiles, the Chairman and Chief Executive Officer of both SDG&E and SoCalGas, is also Sempra Energy’s Group President – Sempra Energy Utilities. Mr. Guiles’ base salary is set by the Sempra Energy Compensation Committee. His compensation, as well as that of other executive officers of the Sempra Energy Utilities, also includes participation in Sempra Energy’s various incentive and employee benefit plans with participation levels established by the Sempra Energy Compensation Committee. Deliberations regarding the compensation of other executive officers of SDG&E and SoCalGas are conducted by the respective Boards of Directors consisting of Mr. Guiles and Debra L. Reed, who are officers of each utility, and Frank H. Ault, who is an officer of Sempra Energy. These deliberations are based upon the principals and strategies adopted by the Sempra Energy Compensation Committee.

Compensation Principles and Strategies

In developing compensation principles and strategies, the Sempra Energy Compensation Committee considers the current and prospective business environment for Sempra Energy and its subsidiaries and takes into account numerous factors, including:

•	The rapidly changing and increasingly competitive environment in which Sempra Energy and its subsidiaries operate.

•	The need to retain experienced executives of outstanding ability and to motivate them to achieve superior performance.

•	The need to attract executive talent from broader markets as the utility and energy industries continue to rapidly evolve.

•	The need to strongly link executive compensation to both annual and long term corporate, business unit and individual performance.

•	The need to strongly align the interests of executives with those of shareholders.

To reflect these factors and assist Sempra Energy and its subsidiaries in realizing the key objective of creating superior shareholder value, the Compensation Committee has developed policies and programs that include the following elements:

•	An emphasis on “pay-for-performance” with a substantial portion of total compensation reflecting corporate, business unit and individual performance.

•	An emphasis on stock incentives closely aligning the interests of executives with those of shareholders.

•	An emphasis on total compensation with base salaries generally targeted at or near median general industry levels for companies of comparable size, with annual cash and long term equity incentives providing opportunities to earn total compensation at significantly higher levels for superior performance.

•	An appropriate balance of short term and long term compensation to retain talented executives, reward effective long term strategic results and encourage share ownership.

•	An emphasis on placing at risk, through equity and other performance-based incentives, a greater portion of an executive’s total compensation as levels of responsibility increase.

The Compensation Committee also considers provisions of the Internal Revenue Code limiting to the annual amount of compensation (other than compensation that qualifies as “qualified performance-based compensation”) that publicly held corporations may deduct for federal income tax purposes for each of certain executive officers. The committee believes that tax deductibility is an important factor but only one factor to be considered in evaluating any executive officer compensation program. It also believes that there are competitive and other circumstances in which the interests of Sempra Energy and its shareholders may be best served by providing compensation that is not fully tax deductible. Accordingly, the committee may exercise discretion to provide compensation that would not qualify as a tax-deductible compensation expense.

Compensation Program

The primary components of the compensation program of Sempra Energy and its subsidiaries are base salaries, annual cash incentive opportunities and long term equity and equity-based incentive opportunities.

Base Salaries

Base salaries for executives are reviewed annually and, in general, are targeted at the median of salaries at general industry companies of similar size to Sempra Energy. This strategy, along with annual and long term incentive opportunities at general industry levels, is intended to allow Sempra Energy and its subsidiaries to retain and attract top quality executive talent. In determining base salary adjustments, individual performance, executive responsibilities, market characteristics and other factors are also taken into account.

Survey data for assessing base salaries are based upon companies in the Fortune 500 and size-adjusted based upon Sempra Energy’s revenues using regression analysis. The Compensation Committee believes the Fortune 500 appropriately reflects the broad group with which Sempra Energy and its subsidiaries compete to retain and attract highly skilled and talented executives.

Annual base salaries for executive officers of Sempra Energy and its subsidiaries have been set at the approximate mid-point of these salary data. For 2002, an annual base salary of $514,446 was established for Mr. Guiles with corresponding lesser amounts for other officers of the Sempra Energy Utilities.

Annual Incentives

Annual performance-based incentive opportunities are provided to executive officers through cash bonuses under the Sempra Energy Executive Incentive Plan. This plan permits the payment of bonuses based upon the attainment of objective financial performance goals. Bonus opportunities vary with the individual officer’s position and prospective contribution to the attainment of these goals and no bonuses are paid unless a threshold performance level is attained for the related performance period. Bonus opportunities increase for performance above the threshold level with performance at targeted levels intended to produce bonuses at the mid-point for bonuses for comparable levels of responsibility at Fortune 500 companies.

For 2002, Executive Incentive Plan award levels for executive officers of the Sempra Energy Utilities were based on attainment of Sempra Energy earnings per share goals and utility net income and operating measures with target award levels ranging from 70% of base salary for the Chairman and Chief Executive Officer to 45% of base salary for Vice Presidents, with maximum award levels ranging from 140% to 90% of base salary. Performance for the year resulted in a cash bonus of $587,300 for Mr. Guiles, with corresponding lesser amounts to other executive officers.

Long Term Incentives

Long-term incentive opportunities are provided by equity and equity-based awards under Sempra Energy’s 1998 Long Term Incentive Plan. The plan permits a wide variety of awards to allow the Compensation Committee to respond to changes in market conditions and compensation practices. During 2002, Sempra Energy granted to executives and other employees of Sempra Energy and its subsidiaries non-qualified stock options to purchase Sempra Energy Common Stock. These option grants to executive officers of the Sempra Energy Utilities are described in this Information Statement under the caption “Executive Compensation—Stock Options and Stock Appreciation Rights.”

Share Ownership Guidelines

Sempra Energy believes that a commitment to increased share ownership by executives of Sempra Energy and its subsidiaries is an important element in aligning the interests of executives with those of shareholders. This belief has influenced the design of compensation plans and, in addition, stock ownership guidelines have been established to further strengthen the link between corporate performance and compensation. These guidelines are summarized under the caption “Share Ownership” in this Information Statement.

BOARDS OF DIRECTORS

Edwin A. Guiles, Chairman

Frank H. Ault

Debra L. Reed

March 27, 2003

EXECUTIVE COMPENSATION

Compensation Summary

The table below summarizes, for the last three years, the compensation paid or accrued by Sempra Energy and its subsidiaries to each of the executive officers of the Sempra Energy Utilities named in the table. Except as otherwise noted, each individual holds the identical office in both utilities.

Summary Compensation Table

Name and Principal Position	Year			Long Term Compensation
		Annual Compensation		Awards	Payouts
		Salary ($)	Bonus ($)	Securities Underlying Options/SARS (#)	LTIP Payouts ($) (A)	All Other Compensation ($) (B)
Edwin A. Guiles	2002	$514,446	$587,300	290,800	$94,122	$148,957
Chairman and	2001	$490,596	$687,400	271,200	$51,418	$98,212
Chief Executive Officer	2000	$373,740	$504,700	73,500	$35,685	$39,933

Debra L. Reed	2002	$418,532	$466,800	135,500	$92,350	$85,118
President and Chief	2001	$388,538	$389,000	122,800	$30,621	$49,265
Financial Officer	2000	$331,685	$335,900	73,500	$–0–	$37,315

Lee M. Stewart	2002	$299,179	$267,300	96,800	$86,964	$85,614
Senior Vice President	2001	$299,141	$300,000	94,700	$28,835	$47,090
	2000	$297,029	$298,000	70,600	$–0–	$40,895

James P. Avery (C)	2002	$250,000	$222,800	60,500	$–0–	$60,069
Senior Vice President	2001	$234,616	$220,134	72,500	$–0–	$17,341

Steven D. Davis	2002	$249,215	$222,800	60,500	$37,635	$54,105
Senior Vice President	2001	$215,692	$190,196	51,200	$12,479	$28,922
	2000	$199,697	$122,800	31,600	$–0–	$26,545

Roy M. Rawlings	2002	$244,100	$218,300	59,300	$47,061	$100,394
Senior Vice President	2001	$234,164	$211,500	55,700	$15,604	$42,042
	2000	$224,259	$178,700	35,600	$–0–	$36,529

(A)	Long term incentive plan payouts represent the fair market value of Sempra Energy restricted shares for which forfeiture and transfer restrictions terminated during the year based upon satisfaction of long term performance goals.

(B)	All other compensation includes amounts paid as (i) interest on deferred compensation above 120% of the applicable federal rate, (ii) life insurance premiums, (iii) financial and estate planning services, (iv) contributions to defined benefit plans and related supplemental plans, and (v) car allowances. The respective amounts paid in 2002 were $210, $86,467, $8,296, $40,984, and $13,000 for Mr. Guiles; $1,489, $33,531, $10,000, $27,748 and $12,350 for Ms. Reed; $6,140, $36,766, $9,091, $21,267 and $12,350 for Mr. Stewart; $0, $27,972, $3,190, $16,557 and $12,350 for Mr. Avery; $0, $25,713, $876, $15,166 and $12,350 for Mr. Davis; and $19,187, $47,986, $7,000, $19,221 and $7,000 for Mr. Rawlings.

(C)	Mr. Avery became an officer on January 16, 2001. He is an officer of SDG&E only.

Stock Options and Stock Appreciation Rights

The following table shows information as to stock options granted during 2002 to the executive officers of the Sempra Energy Utilities named in the Summary Compensation Table. All options are to purchase Sempra Energy Common Stock, were granted at an exercise price of 100% of the fair market value of the option shares on the date of the grant, are for a ten-year term subject to earlier expiration following termination of employment, and are exercisable in cumulative installments of one-fourth of the shares initially subject to the option on each of the first four anniversaries of the grant date.

Option/SAR Grants in 2002

Name	Number of Shares Underlying Options/SARs Granted (#)	% of Total Options/SARs Granted to Employees in 2002	Exercise Price ($/Share)	Expiration Date	Grant Date Present Value (A)
Edwin A. Guiles	290,800	8.59%	$24.77	1/02/12	$1,442,368

Debra L. Reed	135,500	4.00%	$24.77	1/02/12	$672,080

Lee M. Stewart	96,800	2.86%	$24.77	1/02/12	$480,128

James P. Avery	60,500	1.79%	$24.77	1/02/12	$300,080

Steven D. Davis	60,500	1.79%	$24.77	1/02/12	$300,080

Roy A. Rawlings	59,300	1.75%	$24.77	1/02/12	$294,128

(A)	Sempra Energy used a modified Black-Scholes option pricing model to develop the theoretical values set forth in this column. Grant date present value per option share was $4.96 based on the following assumptions: share volatility–31.20%; dividend yield–4.07%; risk-free rate of return–4.65%; and outstanding term–10 years.

The following table shows information as to the exercise of options and stock appreciation rights during 2002 and unexercised options and stock appreciation rights held on December 31, 2002 by the executive officers of the Sempra Energy Utilities named in the Summary Compensation Table.

Option/SAR Exercises and Holdings

Name	Shares Acquired on Exercise (#)	Value Realized	Number of Securities Underlying Unexercised Options/SARs at Year-End (#)		Value of Unexercised In-the-Money Options/SARs at Year-End ($) (A)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Edwin A. Guiles	–0–	$–0–	177,870	544,550	$354,681	$438,541
Debra L. Reed	–0–	$–0–	212,166	277,425	$454,812	$309,154
Lee M. Stewart	16,579	$60,348	176,985	215,750	$338,884	$277,074
James P. Avery	18,125	$124,477	–0–	114,875	$–0–	$286,828
Steven D. Davis	–0–	$–0–	56,608	119,700	$126,953	$129,893
Roy A. Rawlings	9,000	$57,744	89,838	125,250	$196,485	$146,593

(A)	The exercise price of outstanding options ranges from $14.38 to $26.31.

Pension Plans

The following table shows the estimated single life annual pension annuity benefit provided to the executive officers of the Sempra Energy Utilities named in the Summary Compensation Table under the Sempra Energy Supplemental Executive Retirement Plan (combined with benefits payable under the other pension plans of SDG&E and SoCalGas and its affiliates in which the officers also participate) based on the specified compensation levels and years of credited service and retirement at age 65.

Pension Plan Table

($000’s)

Pension Plan Compensation	Years of Service
	5	10	20	30	40
$250	$50	$100	$150	$156	$163
$500	$100	$200	$300	$313	$325
$750	$150	$300	$450	$469	$488
$1,000	$200	$400	$600	$625	$650
$1,250	$250	$500	$750	$781	$813
$1,500	$300	$600	$900	$938	$975

Pension benefits are based on average salary for the highest two years of service and the average of the three highest annual bonuses during the last ten years of service. Years of service includes service with subsidiaries and number 30 years for Mr. Guiles, 24 years for Ms. Reed, 35 years for Mr. Stewart, 2 years for Mr. Avery, 21 years for Mr. Davis, and 28 years for Mr. Rawlings.

Mr. Guiles is entitled to pension benefits at the greater of that provided by Sempra Energy’s pension plans or that to which he would have been entitled under the Enova Corporation pension plans (including a supplemental pension plan) had those plans remained in effect. Under the Enova Corporation plans and retirement after attaining age 62, Mr. Guiles would be entitled to a monthly pension benefit of 60% of his final pay. Final pay is defined as the monthly base pay rate in effect during the month immediately preceding retirement, plus one-twelfth of the average of the highest three years’ gross bonus awards. The plans provide for reduced pension benefits for retirement between the ages of 55 and 61, and surviving spouse and disability benefits equal to 100%, of pension benefits.

Employment-Related Agreements

Sempra Energy has entered into a severance agreement with each of the executive officers of the Sempra Energy Utilities providing for the payment of benefits in the event Sempra Energy or its subsidiaries terminates the executive’s employment (other than for cause, death or disability) or the executive terminates his or her employment for good reason.

The benefits payable under the severance agreements include (i) a lump sum cash payment equal to the executive’s annual base salary and average annual bonus for the two years prior to termination multiplied, in certain cases depending upon the officer’s position, by as much as two; (ii) continuation of health benefits for a period of two years; and (iii) financial planning and outplacement services. In addition, if the termination occurs within two years after a change in control of Sempra Energy, (i) the lump sum cash payment multiple is increased to as much as three; (ii) all equity-based incentive awards immediately vest and become exercisable or payable and all restrictions on the awards immediately lapse; (iii) all deferred compensation is paid out in a lump sum; (iv) a lump sum cash payment is made equal to the present value of the executive’s benefits under the Supplemental Executive Retirement Plan calculated as if the executive had attained age 62 (or, if the executive is older than 62, based on the executive’s actual age) and applying certain early retirement factors; and

(v) continued life, disability, accident and health insurance for two years. The agreements also provide for a gross up payment to offset the effects of any excise tax imposed on the executive under Section 4999 of the Internal Revenue Code.

Good reason is defined in the severance agreements to include the assignment to the executive of duties materially inconsistent with those appropriate for an executive of Sempra Energy and its subsidiaries, a material reduction in the executive’s overall standing and responsibilities within Sempra Energy and its subsidiaries and a material reduction in the executive’s annualized compensation and benefit opportunities other than across-the-board reductions affecting all similarly situated executives of comparable rank. In addition, following a change in control of Sempra Energy, good reason also includes an adverse change in the executive’s title, authority, duties, responsibilities or reporting lines, a 10% or greater reduction in the executive’s annualized compensation and benefit opportunities, relocation of the executive’s principal place of employment by more than 30 miles, and a substantial increase in business travel obligations. A change in control is defined to include the acquisition by one person or group of 20% or more of the voting power of Sempra Energy’s shares; the election of a new majority of the board of Sempra Energy comprised of individuals who are not recommended for election by two-thirds of the current directors or successors to the current directors who were so recommended for election; certain mergers, consolidations or sales of assets that result in the shareholders of Sempra Energy owning less than 60% of the voting power of Sempra Energy or of the surviving entity or its parent; and shareholder approval of the liquidation or dissolution of Sempra Energy.

SHAREHOLDER PROPOSALS

Shareholders intending to bring any business before an Annual Meeting of Shareholders of the Sempra Energy Utilities, including nominations for election as directors, must give written notice to the Corporate Secretary of the business to be presented. The notice must be received within the specified periods and must be accompanied by the information required by the Bylaws. A copy of the applicable bylaw requirements will be provided upon request in writing to the Corporate Secretary.

The period for notice of business to be brought by shareholders before the 2003 Annual Meetings of Shareholders has expired. The period for the receipt of notice of business to be brought by shareholders before the 2004 Annual Meetings of Shareholders will commence on January 16, 2004 and end on March 16, 2004.

ANNUAL REPORTS

SDG&E and SoCalGas are mailing their respective Annual Reports to the Securities and Exchange Commission on Form 10-K to their shareholders together with this Information Statement.